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                                                                 Exhibit 5.1

                  [LETTERHEAD OF CONYERS DILL & PEARMAN]



                                                           13 November, 1998


Securities and Exchange Commission
Judiciary Plaza
150 Fifth Street, NW
Washington, DC 20549


Gentlemen,


We have been requested by RSL Communications, Ltd. (the "Company"), a Bermuda company, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-1 (Registration Number 33-62325), with respect to the registration of 7,000,000 Class A Common Shares in the capital of the Company (the "Shares"), par value $0.00457 per share.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the United States Securities Act of 1933, when the Shares have been qualified as required under the laws of those jurisdictions in which they are to be issued and sold and when the Shares have been sold, issued and paid for in the manner described in the Registration Statement, the Shares will have been validly issued and will be fully paid.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Yours faithfully

/s/ Conyers Dill & Pearman